THIS AGREEMENT made as of the 22nd day of October, 2010 (the "**Effective Date**").

B E T W E E N:

BRIDGEPORT VENTURES INC. ("**BVI**"),
a corporation incorporated pursuant to the laws of the Province of Ontario

\- and -

BPV USA INC. [to be renamed Bridgeport Gold Inc.] ("**Bridgeport Sub**"),
a corporation incorporated pursuant to the laws of Nevada

(the "**Buyer**")

\- and -

FRONTEER DEVELOPMENT (USA) INC. ("**Fronteer**"),
a corporation incorporated pursuant to the laws of Delaware

\- and -

NEVADA EAGLE RESOURCES LLC ("**NER**"),
a limited liability company organized pursuant to the laws of Nevada

(Fronteer and NER, each a "**Seller**," and collectively, the "**Sellers**")

RECITALS

WHEREAS the Sellers are the owners of, or hold a leasehold interest in, 10 separate groups of unpatented mining claims totaling 207 claims, comprising: the East Walker Project located in Lyon County, Nevada (4 claims), the Black Rock Property, located in Lyon County, Nevada (12 claims), the Bellview Project, located in White Pine County, Nevada (43 claims and a 50% leasehold interest in 10 claims that are subject to a lease as more particularly described herein), the Fri Gold Project, located in Nye County, Nevada (28 claims) , the Ashby Project, located in Mineral County, Nevada (3 claims), the Horse Thief Property, located in Lincoln County, Nevada (18 claims), the Hot Pot Project, located in Humboldt County, Nevada (36 claims), the Kobeh Project, located in Eureka County, Nevada (37 claims), the Argentite Project, located in Esmeralda County, Nevada (8 claims) and the Columbia Project, located in Humboldt County (8 claims), all as more particularly described in Schedule "A" attached hereto and forming a part hereof (the "**Claims**");

AND WHEREAS the Sellers wish to sell and the Buyer wishes to purchase the Claims, reserving to the Sellers an NSR on the production of Valuable Minerals from the Claims, all on and subject to the terms and conditions herein contained;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, agreements and premises herein contained, CDN$10 and other good and valuable consideration (the receipt and sufficiency whereof being hereby acknowledged by each party), the Parties hereto do hereby covenant and agree as follows:

1. DEFINITIONS AND SCHEDULES

1.1 **Definitions**. In this Agreement:

"**Acquired Claims**" means those Claims more particularly described in Schedule "A1".

"**Agreement**," "**this Agreement**," "**hereto**" and "**herein**" means this Agreement and all Schedules attached hereto, as may be amended from time to time.

"**Bellview Lease**" means that Mining Lease dated effective April 28, 2004, among Vicki Huston, Debbie Shade, Joan Schulenberg Rojas, Kathy Zillich and Susan Pursell, as lessors, and Fronteer (successor in interest to NewWest Gold LLC) as lessee.

"**Bellview Lease Claims**" means the lessor's 50% undivided interest in 10 unpatented mining claims, as more particularly described in Schedule "A2".

"**Bellview Project Claims**" means those 43 unpatented mining claims, located in White Pine County, Nevada, as more particularly described in Schedule "A3".

"**Business Day**" means a day other than a Saturday or a Sunday or any other day which is a statutory holiday or banking holiday in the Province of Ontario or in Reno, Nevada.

"**Buyer Public Documents**" has the meaning ascribed thereto in section 5.1(h).

"**Claims**" has the meaning ascribed thereto in the preambles to this Agreement and for greater certainty and without limitation, includes the Acquired Claims, the Bellview Lease Claims and the Bellview Project Claims.

"**Closing**" means the consummation of the Transaction as herein contemplated.

"**Closing Date**" means November 15, 2010 or such earlier or later date as agreed to in writing by the Parties.

"**Consideration Shares**" means 4.5 million common shares in the capital of the Buyer, issued as fully paid and non-assessable shares.

"**Contracts**" means agreements, indentures, contracts, bonds, debentures, security agreements, leases, deeds of trust, licences, options, instrument or other legally binding commitments.

"**Conveyance Documents**" has the meaning ascribed thereto in section 2.3.

"**Direct Claim**" has the meaning ascribed thereto in section 7.5.

"**Encumbrances**" means any and all claims, liens, security interests, mortgages, pledges, charges, options, equity interests, royalties, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created.

"**Hazardous Substance**" means any hazardous substance or pollutant, contaminant, toxic or dangerous waste, substance or material, as defined or regulated by any applicable law, regulation or governmental authority from time to time.

"**Indemnification Claim**" has the meaning ascribed thereto in section 7.5.

"**Indemnified Party**" has the meaning ascribed thereto in section 7.5.

"**Indemnifying Party**" has the meaning ascribed thereto in section 7.5.

"**Knowledge**" means the actual knowledge of a Party.

"**Laws**" mean all applicable federal, provincial, state, municipal or local laws, statutes, by-laws or ordinances and any regulations promulgated thereunder in effect on the Closing Date.

"**Losses**" means any and all claims, demands, debts, suits, actions, obligations, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement).

"**NSR**" means the 2% net smelter return royalty on the Valuable Minerals from the Claims, to be reserved by the applicable Seller in the Conveyance Documents, to be calculated and paid in accordance with Schedule "B" attached hereto and forming a part hereof, subject to reduction as provided in the said Schedule "B".

"**Parties**" means collectively, the parties to this Agreement.

"**Permitted Encumbrances**" means (a) reservations in federal patents; (b) Encumbrances of record (which for the purposes of this Agreement shall include Encumbrances that are reflected in the official records of the county Clerk and Recorder's offices or the county Assessor's offices in the counties where the Claims are located, or that are reflected in the public records maintained by the Nevada State Office of the Bureau of Land Management); (c) as to the Bellview Lease Claims, the terms and conditions of the Bellview Lease; (d) those royalties set forth on the Sellers' Disclosure Schedule; and (e) rights reserved to or vested in any governmental authority to control or regulate any interest in the Claims in any manner, and all laws, rules and regulations of any governmental authority. "**Person**" means an individual, partnership, company, corporation, unincorporated association, joint venture, trust or any other agency or instrumentality thereof or any other judicial entity or person, government or governmental agency, authority or entity howsoever designated or constituted.

"**Sellers' Disclosure Schedule**" means the disclosure letter of the Sellers attached hereto as Schedule "C".

"**Survival Period**" has the meaning ascribed thereto in section 6.1.

"**Third Party Claim**" has the meaning ascribed thereto in section 7.5.

"**Threshold**" has the meaning ascribed thereto in section 7.3.

"**Time of Closing**" means 10:00 a.m. (Reno, Nevada time) on the Closing Date or if the Transaction is not completed at such time, then such other time on the Closing Date on which the Transaction is completed.

"**Transaction**" means the transfer of the Sellers' interest in the Claims as contemplated by sections 2.3(a) and (b) of this Agreement.

"**TSX**" means the Toronto Stock Exchange.

"**Valuable Minerals**" means all metals, ores, minerals and mineral substances of every kind and nature whatsoever produced from the Claims.

1.2 **Disclosure**. Any fact or circumstance or combination of facts and/or circumstances disclosed in this Agreement or in any of the Schedules hereto shall be deemed to be disclosed for all purposes of this Agreement.

1.3 **Act**. Any reference in this Agreement to any act, by-law, rule or regulation or to a provision thereof shall be deemed to include a reference to any act, by-law, rule or regulation or provision enacted in substitution or amendment thereof.

1.4 **Pacific Time**. Except where otherwise expressly provided in this Agreement any reference to time shall be deemed to be a reference to Pacific time.

1.5 **Gender and Extended Meanings**. In this Agreement words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. For greater certainty and without limitation, in this Agreement the word "shall," has the same meaning as the word "will," and "including" has the same meaning as "including without limitation."

1.6 **Headings**. The division of this Agreement into Articles and sections is for convenience of reference only and shall not effect the interpretation or construction of this Agreement.

1.7 **Business Day**. In the event that the date for the taking of any action under this Agreement falls on a day which is not a Business Day, then such action shall be taken on the next following Business Day.

1.8 **Currency**. All dollar amounts and/or figures in this Agreement are expressed in terms of United States currency.

1.9 **Schedules**. The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule "A"	–	Description of Claims (A1, A2 and A3)
Schedule "B"	–	Terms of NSR
Schedule "C"	–	Sellers' Disclosure Schedule

2. PURCHASE AND SALE

2.1 **Transfer of Claims**. Subject to the terms and conditions hereof, on the Closing Date at the Time of Closing, the Sellers shall convey, assign, transfer and sell to the Buyer and the Buyer shall acquire, accept and purchase all the right, title and interest of the Sellers in and to the Claims, free and clear of any and all Encumbrances; (i) with respect to the Acquired Claims, arising by, through or under NER, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, arising by, through or under Fronteer, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, arising by, through or under Fronteer, from and after September 27, 2007; for each, other than Permitted Encumbrances and the NSR reserved to the appropriate Seller as set forth in the Conveyance Documents. For greater certainty and without limitation, title to, possession of and risk of loss associated with the Claims shall pass to the Buyer at Closing. From and after Closing, the Buyer shall be responsible for all obligations and liabilities associated with or arising from the Claims, including any and all environmental liabilities and reclamation obligations, whether the same accrued on, prior to or after the Closing (save and except with respect to those Losses which are subject to indemnification of the Buyer by the Sellers herein). At the Closing, NER shall also convey to the Buyer all unpatented mining claims located by either Seller at the Fri Gold Project between the Effective Date and the Closing Date, by way of a grant, bargain and sale deed, free and clear of all Encumbrances arising by, through or under Seller other than Permitted Encumbrances.

2.2 **Closing**. Closing shall occur at the Time of Closing on the Closing Date at such place as the parties may agree or such other place, time and date as the Parties may agree.

2.3 **Documents of Conveyance**. The Sellers shall deliver to the Buyer at Closing the following, which shall be in form and substance reasonably satisfactory to the Buyer (the "**Conveyance Documents**"): (a) separate grant, bargain and sale deeds from NER and Fronteer, respectively, conveying the Acquired Claims and the Bellview Project Claims to the Buyer free and clear of any and all Encumbrances: (i) with respect to the Acquired Claims, arising by, through or under NER, from and after April 23, 2010; and (ii) with respect to the Bellview Project Claims, arising by, through or under Fronteer, from and after September 27, 2007; for each, other than Permitted Encumbrances and the NSR reserved to the appropriate Seller in the Conveyance Documents; (b) an assignment to the Buyer of Fronteer's interest in the Bellview Lease,

free and clear of any and all Encumbrances arising by, through or under Fronteer, from and after September 27, 2007, other than Permitted Encumbrances and the NSR reserved to Fronteer in the Conveyance Documents; and (c) declarations of value for the Conveyance Documents referenced in sections 2.3(a) and (b), duly executed by [the applicable Seller]. The Conveyance Documents by which the Bellview Project Claims are conveyed to the Buyer and the Bellview Lease is assigned to the Buyer shall terminate the existing production royalty payable to Fronteer Royalty LLC on the Bellview Project Claims and the Bellview Lease Claims.

2.4 **Tender**. Any tender of documents or money hereunder may be made upon the Parties or upon their respective attorneys as set forth herein.

3. PAYMENT

3.1 **Payment of Purchase Price.** The consideration for the Claims to be paid by the Buyer to the Sellers at Closing shall be comprised of the Consideration Shares. At the Closing, Bridgeport shall deliver to the Sellers (or as the Sellers may otherwise in writing direct) certificates representing the Consideration Shares in accordance with the provisions of this section 3.1. In accordance with the policies of the TSX, Bridgeport shall make application promptly after the execution and delivery of this Agreement to obtain the acceptance of the TSX to the issuance of the Consideration Shares, and, if required by the TSX, shall timely fix the price of the Consideration Shares by filing a price reservation form with the TSX. The value of the Consideration Shares shall be based on the weighted average closing price of the Bridgeport common shares on the TSX on the last five Business Days prior to the Effective Date. The value of the Consideration Shares as so determined shall represent the "Purchase Price" for the Claims.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

4.1 **Representations and Warranties**. The Sellers jointly and severally, hereby represent and warrant to and in favour of BVI and the Buyer and acknowledge and confirm that BVI and the Buyer are relying upon such representations and warranties in connection with the Transaction:

(a) **Organization**. Fronteer is duly incorporated and validly subsisting under the Laws of Delaware. NER is duly organized and validly subsisting under the Laws of Nevada. Each Seller has the corporate or limited liability company power to own or lease the Claims and to execute, deliver and perform its obligations under this Agreement. Each of the Sellers is now, and will be as of Closing, duly qualified to conduct business under the Laws of the State of Nevada. Each Seller has all requisite corporate or limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. NER is the wholly-owned subsidiary of Fronteer.

(b) **Consents**. Each Seller has now or on the Closing Date shall have obtained all consents, approvals or authorizations that are required in connection with the consummation by it of the Transaction.

(c) **Authority**. All requisite corporate or limited liability company and shareholder or member actions have been taken or by the Closing Date shall have been taken by each of the Sellers to authorize the valid execution and delivery of this Agreement and the consummation of the Transaction.

(d) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of each Seller enforceable against each Seller in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(e) **No Violations**. The execution and delivery of this Agreement by each Seller and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require either Seller to obtain or make any consent, authorization, approval, filing or registration under any Law, judgment, order, writ, injunction or decree which is binding upon the Seller other than as contemplated in this Agreement; (ii) does not and will not constitute a violation or breach of the charter documents or by-laws or other organizational documents of either Seller; and (iii) does not and will not constitute a violation or breach of a provision of any Contracts to which either Seller is a party or by which either Seller is bound or any Law, judgment, order, writ, injunction or decree applicable to the Seller.

(f) **Claims and Belleview Lease in Good Standing**. The description of the Claims set forth herein is true and correct. With respect to each of the Claims, the federal annual claim maintenance fees required to maintain those Claims for the 2010-11 assessment year were timely and properly paid, and appropriate affidavits or notices evidencing such payments were timely and properly filed and recorded as required by federal and state laws and regulations. With respect to the Claims, the Sellers make no representation or warranty as to: (i) whether any of the Claims contains a discovery of valuable minerals, (ii) the presence or absence or any conflicting patented or unpatented mining claims; or (iii) whether either Seller has maintained *pedis possessio* rights with respect thereto. The Bellview Lease is in full force and effect, unamended and to the Knowledge of the Sellers, no event of default exists thereunder by any party thereto.

(g) **Encumbrances**. The Acquired Claims are identified in Schedule "A1" and the Bellview Lease Claims are identified in Schedule "A2". The Bellview Project Claims are identified in Schedule "A3". Subject to the paramount

title of the United States of America, NER is the beneficial and record owner of the Acquired Claims, free and clear of any and all Encumbrances thereon arising by, through or under NER, from and after April 23, 2010, save and except for the Permitted Encumbrances; and Fronteer is the beneficial and record owner of the Bellview Project Claims, free and clear of any and all Encumbrances thereon arising by, through or under Fronteer, from and after September 27, 2007, save and except for the Permitted Encumbrances. To the Knowledge of the Sellers, neither Seller has taken or omitted to take any act which has resulted or could reasonably be expected to result in an Encumbrance (i) with respect to the Acquired Claims, arising by, through or under NER, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, arising by, through or under Fronteer, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, arising by, through or under Fronteer, from and after September 27, 2007; other than a Permitted Encumbrance, on, or which could permit any third Person to claim an interest in, the Claims. To the Sellers' Knowledge, no third Person has any right, under preferential rights of purchase clauses or otherwise, to acquire any interest in the Claims other than as set forth in the Sellers' Disclosure Schedule. Save and except for Permitted Encumbrances, the royalties described in the Sellers' Disclosure Schedule and the retention of the NSR as provided for in the Conveyance Documents, no Person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, metals or concentrates or any other such products removed or produced from the Claims: (i) with respect to the Acquired Claims, arising by, through or under NER, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, arising by, through or under Fronteer, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, arising by, through or under Fronteer, from and after September 27, 2007. Nothing herein shall be deemed to be a representation and warranty that any of the Claims contains a discovery of Valuable Minerals.

(h) **Taxes, Charges and Assessments**. From and after April 23, 2010 with respect to the Acquired Claims, September 27, 2007 with respect to the Bellview Leased Claims and September 27, 2007 with respect to the Bellview Project Claims, all taxes and charges with respect to the Claims have been paid in full as of the date hereof.

(i) **Adverse Claims**. There are no existing, pending or to the Sellers' Knowledge, threatened adverse claims or challenges against or to the ownership of, possession, operation, control, management or title to the Claims or substances thereon or therefrom: (i) with respect to the Bellview Project Claims that have arisen from and after September 27, 2007, nor, to the Sellers' Knowledge, is there any basis therefor; (ii) with respect to the Bellview Lease Claims, that have arisen from and after September 27, 2007, nor, to the Sellers' Knowledge, is there any basis therefor; and (iii)

with respect to the Acquired Claims, that have arisen from and after April 23, 2010, nor to the Sellers' Knowledge, is there any basis therefor.

(j) **Compliance with Laws**. Each Seller has complied in all material respects with all Laws (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; and neither Seller has received notice of any breach, violation or default with respect to the Claims from and after those dates.

(k) **Litigation**. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or, to the Knowledge of either Seller threatened which questions or challenges the validity of this Agreement or any action taken or to be taken by either Seller pursuant to this Agreement or any other agreement or instrument to be executed and delivered by either Seller in connection with the Transaction, and neither Seller has Knowledge of any valid basis for any such legal, administrative, arbitration or other proceeding, claim, action of any nature or investigation. To each Seller's Knowledge, it is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has had or may reasonably be expected to have an adverse effect on the Claims.

(l) **Operations**. All work, processes, undertaking and other operations conducted (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; have been in material compliance with all applicable permits, and any orders or decisions rendered by any governmental authority. All work, processes, undertaking and other operations conducted: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; have been in material compliance with all applicable permits, and any orders or decisions rendered by any governmental authority.

(m) **Work Orders**. Except as set forth in the Sellers' Disclosure Schedule, there are no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the reclamation, rehabilitation or restoration of the Claims or relating to any operations thereon, nor have either of the Sellers received notice of same.

(n) **No Notice**. Neither Seller has received notice: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with

respect to the Bellview Project Claims, from and after September 27, 2007; and neither Seller has Knowledge of any challenge made by any third Person or governmental authority to the applicable Seller's right, title or interest in the Claims.

(o) **No Condemnation**. The Sellers have not received notice: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; of the existence of condemnation, expropriation or similar proceedings affecting the Claims. To the Sellers' Knowledge, no portion of the Claims lies within any protected area, rescued area, reserve, reservation or special needs lands as designated by any Governmental Authority having jurisdiction that would impair the development of a mining project on such land.

(p) **Environmental Matters**. To the Sellers Knowledge: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; there has been no spill, discharge, leak, emission, ejection, escape, dumping or any release or threatened release of any kind of any Hazardous Substance from, on, in or under the Claims or into the environment, except releases permitted or otherwise authorized by Law, and neither Seller has Knowledge of any such event having occurred: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007. With respect to the Acquired Claims, from and after April 23, 2010; with respect to the Bellview Leased Claims, from and after September 27, 2007; and with respect to the Bellview Project Claims, from and after September 27, 2007; no Hazardous Substance has been placed, held, treated, used or disposed of, on, under or at the Claims by or on behalf of either Seller or its agents. Except as set forth on the Sellers' Disclosure Schedule there are to the Knowledge of the Sellers, no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Claims or the conduct of the business related thereto. To the Knowledge of the Sellers: (i) with respect to the Acquired Claims, from and after April 23, 2010; (ii) with respect to the Bellview Leased Claims, from and after September 27, 2007; and (iii) with respect to the Bellview Project Claims, from and after September 27, 2007; there have been no activities on the Claims that have been in violation of any environmental Law.

(q) **All Material Information**. To the Knowledge of each Seller, it has made available to the Buyer all material information in its possession or control relating to the Claims.

(r) **No Brokers**. All negotiations relating to this Agreement and the Transaction have been carried on by the Sellers directly with BVI and the Buyer without the intervention of any other Person on behalf of the Sellers in such manner as to give rise to any valid claim against BVI and the Buyer for a brokerage commission, finder's fee or other like payment and the Sellers will jointly and severally indemnify and save harmless BVI and the Buyer of and from any such claim.

(s) **Disclaimer of Certain Representations and Warranties**. **EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 4.1, THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, (AND HEREBY DISCLAIM ANY SUCH REPRESENTATIONS OR WARRANTIES) WITH RESPECT TO (A) TITLE TO OR THE VALIDITY OF THE CLAIMS, (B) SELLERS' OWNERSHIP AND OPERATION OF THE CLAIMS, (C) THE PRESENCE OR ABSENCE OF CONDITIONS AT OR AFFECTING THE CLAIMS WHICH COULD RESULT IN OR GIVE RISE TO LIABILITIES, INCLUDING ENVIRONMENTAL LIABILITIES, AT OR PERTAINING TO THE CLAIMS, OR THE COSTS OF RECLAMATION OR CLEAN-UP THEREOF, (D) THE CONDITION OF OR ANY HAZARDS ASSOCIATED WITH THE SURFACE OR SUBSURFACE OF THE CLAIMS OR ANY SURFACE OR UNDERGROUND WORKINGS THEREIN OR THEREON, (E) THE EXISTENCE OF, OR THE QUANTITY, QUALITY, SUITABILITY FOR MINING OR COSTS OF MINING OF ANY MINERAL RESERVES OR RESOURCES INCLUDED IN THE CLAIMS, OR (F) THE MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE OF ANY OF THE CLAIMS.**

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BVI AND THE BUYER

5.1 **Representations and Warranties**. BVI and the Buyer hereby jointly and severally covenant, represent and warrant to the Sellers as follows and acknowledge and confirm that the Sellers are relying upon such representations and warranties in connection with the Transaction:

(a) **Organization**. BVI is duly incorporated and validly subsisting under the Laws of the Province of Ontario. The Buyer is duly incorporated and validly subsisting under the Laws of the State of Nevada, and in good standing and duly qualified to conduct business under the Laws of the State of Nevada. The Buyer has the corporate power to own the Claims, BVI has the corporate power to issue the Consolidation Shares and each of BVI and the Buyer has the corporate power to carry on its respective business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement. Each of BVI and the Buyer is now, and will be as of Closing, up to date in all filings and registrations required under the Laws of its respective jurisdictions of incorporation. Each of BVI

and the Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) **Consents**. Each of BVI and the Buyer has now or on the Closing Date shall have obtained all consents, approvals or authorizations that are required in connection with the consummation by it of the Transaction.

(c) **Corporate and Shareholder Authority**. All requisite corporate and shareholder actions have been taken or by the Closing Date shall have been taken by each of BVI and the Buyer to authorize the valid execution and delivery of this Agreement and the consummation of the Transaction.

(d) **Agreement Enforceable**. This Agreement constitutes a valid and legally binding obligation of each of BVI and the Buyer enforceable against each of BVI and the Buyer in accordance with its terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in proceedings in equity or at law.

(e) **No Violations**. The execution and delivery of this Agreement by each of BVI and the Buyer and the observance and performance of the terms and provisions of this Agreement; (i) does not and will not require either BVI or the Buyer to obtain or make any consent, authorization, approval, filing or registration under any Law, judgment, order, writ, injunction or decree which is binding upon BVI or the Buyer other than as contemplated in this Agreement; (ii) does not and will not constitute a violation or breach of the charter documents or by-laws of BVI or the Buyer; and (iii) does not and will not constitute a violation or breach of a provision of any Contracts to which BVI or the Buyer is a party or by which BVI or the Buyer is bound or any Law, judgment, order, writ, injunction or decree applicable to BVI or the Buyer.

(f) **Consideration Shares**. Upon issuance, the Consideration Shares shall be fully paid and non-assessable as fully paid and non-assessable shares and shall be listed and posted for trading on the TSX.

(g) **Canadian Securities Law**. None of the Canadian securities regulators or any similar authority or court of competent jurisdiction or any other governmental authority has issued or threatened to issue any order preventing or suspending trading in any securities of BVI which is currently in effect. BVI's common shares are listed and posted for trading on the TSX. BVI is a "reporting issuer" in good standing under the securities laws of the Provinces of Ontario, British Columbia and Alberta. BVI is not subject to any cease trade or other order of any applicable stock exchange or securities regulatory authority and to the Knowledge of BVI, no investigation or other proceedings involving BVI which may operate to

prevent or restrict trading of any securities of BVI are currently in progress or, pending before any applicable stock exchange or securities regulatory authority.

(h) **Securities Law Filings**. BVI has filed with the Canadian securities regulatory authorities, stock exchanges and all applicable self-regulatory authorities a true and complete copy of all forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it by law or by applicable stock exchange rules (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to in this subsection as the "**Buyer Public Documents**"). The Buyer Public Documents, at the time filed or, if amended, as of the date of such amendment: (a) did not contain any misrepresentation (as defined or interpreted by securities regulatory authorities) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all securities regulatory authorities having jurisdiction over BVI. BVI has not filed any confidential material change or other report or other document with any securities regulatory authorities or stock exchange or other self-regulatory authority which at the date hereof remains confidential.

(i) **Financial Statements**. The audited financial statements and unaudited interim financial statements of BVI included in the Buyer Public Documents, comply as to form in all material respects with applicable accounting requirements and the requirements, rules and regulations of the Canadian securities regulators with respect thereto, have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, and fairly present the consolidated financial condition, results of operations and cash flows of BVI as of the respective dates thereof and for the periods referred to therein.

(j) **Outstanding Common Shares**. The authorized share capital of BVI consists of an unlimited number of common shares of which 28,042,200 common shares are validly issued and outstanding on the date hereof as fully paid and non-assessable shares, and no Person has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement (including any options, convertible securities, warrants or convertible obligations of any nature) for the purchase, subscription, allotment or issuance of any unissued common shares, or other securities of BVI, except pursuant to: (i) an aggregate of 2,800,000 stock options to acquire common shares which

are outstanding under the stock option plan of BVI at exercise prices ranging from CDN$0.35 to CDN$2.45; and (ii) an aggregate of 19,685,200 share purchase warrants to acquire 20,105,200 common shares which are outstanding at exercise prices ranging from CDN$0.20 to CDN$1.50, all of which are described accurately in all material respects in the Buyer Public Documents.

(k) **No Brokers**. All negotiations relating to this Agreement and the Transaction have been carried on by BVI and the Buyer directly with the Sellers without the intervention of any other Person on behalf of BVI and the Buyer in such manner as to give rise to any valid claim against the Sellers for a brokerage commission, finder's fee or other like payment and BVI and the Buyer will jointly and severally indemnify and save harmless the Sellers of and from any such claim.

(l) **Buyer's Due Diligence**. BVI and the Buyer have conducted such due diligence investigations concerning the Claims as it has determined to be appropriate. BVI and the Buyer have not relied upon any written, electronic or oral information or statements concerning the operation of the Claims made or provided by either Seller or any of its respective officers, directors, consultants or employees, or any estimates or forecasts by either Seller concerning any mineralization or mineral reserves or resources on the Claims or concerning the nature, quantity or quality or costs of mining thereof, or upon any estimates of either Seller regarding the cost of remediation, reclamation or closure associated with the Claims, or with respect to environmental conditions at or potential environmental liabilities associated with the Claims; and with respect to such matters and other matters concerning the Claims which are not specifically addressed by the Sellers' representations and warranties in this Agreement, BVI and the Buyer have relied exclusively upon their due diligence investigation of the Claims, including the advice of its own experts or consultants as BVI and the Buyer have determined to be necessary or desirable in its sole discretion. BVI and the Buyer acknowledge and agree that the Sellers have provided copies of and access to data and information pertaining to the Claims without any representation or warranty as to the accuracy or reliability of that data and information, and BVI and the Buyer agree that they shall rely on the same at their sole risk.

6. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1 **Survival**. No investigations made by or on behalf of either Party at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any covenant, representation or warranty made by either Party. No waiver by either Party of any condition, in whole or in part, shall operate as a waiver of any other condition. The representations and warranties contained in Articles 4 and 5 respectively or in any certificate or other document delivered in connection with the Closing shall survive the making of this Agreement and the Closing for a period of two years (the "**Survival**

Period"). If a claim for a breach of any such covenant, representation or warranty is brought prior to the expiration of the applicable Survival Period such covenant, representation or warranty shall, for the purposes of such claim, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto have been fully satisfied.

7. INDEMNITY

7.1 **Sellers' Indemnity of BVI and the Buyer**. Each of the Sellers agrees to jointly and severally, defend, indemnify and save harmless BVI and the Buyer of and from all Losses actually incurred by BVI and the Buyer as a result of the following: (i) any breach of this Agreement by the Sellers, failure to perform any of their obligations hereunder, or any inaccuracy of any representation or warranty made by the Sellers in this Agreement; and (ii) all Losses pertaining to activities conducted by the Selelrs on the Claims the Sellers own or lease and accruing prior to the Closing Date, except to the extent that the same are reimbursed by insurance or caused by negligence of the other Party.

7.2 **BVI and Buyer's Indemnity of Seller**. Each of BVI and the Buyer agrees to jointly and severally defend, indemnify and save harmless the Sellers of and from all Losses actually incurred by either of the Sellers as a result of the following: (i) any breach of this Agreement by BVI and the Buyer, failure to perform any of their obligations hereunder, or any inaccuracy of any representation or warranty of BVI and the Buyer contained in this Agreement; and (ii) all Losses pertaining to activities conducted by the Buyer on the Claims it owns or leases and arising subsequent to the Closing Date, except to the extent that the same are reimbursed by insurance or caused by negligence of the other Party.

7.3 **Minimum Indemnification Claim**. Notwithstanding the provisions of sections 7.1 and 7.2, as applicable, the obligation of the Sellers or BVI and the Buyer, as the case may be, to indemnify the other in respect of any of the matters described in sections 7.1 and 7.2 as applicable, shall become applicable only when the Losses actually incurred by the Person entitled to indemnification in the aggregate exceed US$100,000 (the "**Threshold**"). Once the Threshold has been exceeded, the obligations of indemnification with respect to such matters shall apply to any and all Losses to the extent that the Losses exceed the Threshold, subject, in the case of the Sellers, to the limitation set forth in section 7.8.

7.4 **Limitations Applicable to All Claims**. The limitation set forth in subsection 7.4 shall apply to any claim made under this Agreement whether for indemnification, breach of warranty, statutory violation, tort or other things whatsoever.

7.5 **Notice of Claims**.

(a) In the event that a Party (the "**Indemnified Party**") shall become aware of any Loss with respect to which the other Party (the "**Indemnifying Party**") agreed to indemnify the Indemnified Party pursuant to this Agreement (the

"**Indemnification Claim**"), the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Indemnification Claim arises as a result of a claim by a Person against the Indemnified Party (a "**Third Party Claim**") or whether the Loss does not so arise (a "**Direct Claim**") and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Indemnification Claim and the amount of the Loss if known.

(b) If through the fault of the Indemnified Party the Indemnifying Party does not receive notice of any Indemnification Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

7.6 **Investigation of Claims**. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Indemnification Claim, the Indemnifying Party shall have 60 days to make such investigation of the Indemnification Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Indemnification Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Indemnification Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Indemnification Claim, failing which the matter shall be determined by a court of competent jurisdiction.

7.7 **Supplemental Rights**. The rights and benefits provided in this Article are supplemental to and are without prejudice to any other rights, actions or causes of action which may arise pursuant to any other section of this Agreement or pursuant to applicable Law.

7.8 **Maximum Indemnification Obligation**. Notwithstanding any of the other provisions of this Agreement, the maximum amount payable by the Sellers (collectively) with respect to any of their indemnification obligations under this Agreement shall not exceed the value of the Consideration Shares at the Closing Date.

8. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS AT CLOSING

8.1 **Conditions Precedent**. All obligations of the Sellers to close the Transaction are subject to the fulfilment (or waiver in writing by the Sellers) prior to or at the Closing of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties made by BVI and the Buyer in or under this Agreement shall be true in all material respects on and as of the Closing Date and the Sellers shall have received from BVI and the Buyer a certificate signed by an authorized officer as of the Closing Date to such effect.

(b) **Actions, Etc**. All actions, proceedings, instruments and documents required to carry out the Transaction and all other related legal matters shall have been approved by the Sellers and the Sellers shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as the Sellers shall have reasonably requested. The foregoing shall include without limitation, an allocation schedule as to how the value of the consideration to be paid by the Buyer in respect of the Claims is allocated as among the Claims; if the Sellers and the Buyer agree, this delivery may be made post-Closing and if so, the obligation to negotiate and agree upon the same, using reasonable commercial efforts shall be deemed to be a post-Closing covenant made by each of the Sellers and the Buyer.

(c) **Compliance with Covenants**. BVI and the Buyer shall have complied in all material respects with all covenants and agreements herein agreed to be performed or caused to be performed by BVI and the Buyer.

(d) **No Orders**. No order of any court or administrative agency shall be in effect which restrains or prohibits the Transaction and no suit, action, inquiry, investigation or proceeding in which it will be or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the Transaction and which in the judgment of the Sellers makes it inadvisable to proceed with the consummation of the Transaction shall have been made, instituted or threatened in writing by any Person.

In case any of the foregoing conditions cannot be fulfilled at or before the Time of Closing to the satisfaction of the Sellers, the Sellers may terminate this Agreement by notice to BVI and the Buyer and in such event each of the Parties shall be released from all obligations hereunder; provided, however, that any such conditions may be waived in whole or in part by the Sellers without prejudice to the Sellers' rights of termination in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on the Sellers only if the same is in writing.

9. CONDITIONS PRECEDENT TO BVI AND THE BUYER'S OBLIGATIONS AT CLOSING

9.1 **Conditions Precedent**. All obligations of BVI and the Buyer to complete the Transaction are subject to the fulfilment (or waiver in writing by BVI and the Buyer) prior to or at the Closing of each of the following conditions:

(a) **Representations and Warranties**. The representations and warranties made by the Sellers in or under this Agreement shall be true in all material respects on and as of the Closing Date and BVI and the Buyer shall have received from the Sellers a certificate signed by an authorized officer of each Seller as of the Closing Date and to such effect.

(b) **Actions, Etc**. All actions, proceedings, instruments and documents required to carry out the Transaction and all other related legal matters shall have been approved by BVI and the Buyer and BVI and the Buyer shall have been furnished with such certified copies of actions and proceedings and other such instruments and documents as BVI and the Buyer shall have reasonably requested. The foregoing shall include without limitation, an allocation schedule as to how the value of the consideration to be paid by the Buyer in respect of the Claims is allocated as among the Claims; if the Sellers and the Buyer agree, this delivery may be made post-Closing and if so, the obligation to negotiate and agree upon the same, using reasonable commercial efforts shall be deemed to be a post-Closing covenant made by each of the Sellers and the Buyer.

(c) **Approvals**. BVI shall have received the conditional approval of the TSX to proceed with the Transaction.

(d) **Compliance with Covenants**. The Sellers shall have complied in all material respects with all covenants and agreements herein agreed to be performed or caused to be performed by the Sellers.

(e) **No Orders**. No order of any court or administrative agency shall be in effect which restrains or prohibits the Transaction and no suit, action, inquiry, investigation or proceeding in which it will be or it is sought to restrain, prohibit or change the terms of or obtain damages or other relief in connection with the Transaction and which in the judgment of the Buyer makes it inadvisable to proceed with the consummation of the Transaction shall have been made, instituted or threatened in writing by any Person.

(f) **Confirmation of Title**. The Buyer shall have received a legal opinion from local counsel in Nevada with respect to the Sellers' title to the Claims that is reasonably satisfactory to it.

In case any of the foregoing conditions cannot be fulfilled at or before the Time of Closing to the satisfaction of BVI and the Buyer, BVI and the Buyer may terminate this Agreement by notice to the Sellers and in such event each of the Parties shall be released from all obligations hereunder, provided, however, that any such conditions may be waived in whole or in part by BVI and the Buyer without prejudice to the rights of termination of BVI and the Buyer in the event of the non-fulfilment of any other condition or conditions, any such waiver to be binding on BVI and the Buyer only if the same is in writing.

10. POST CLOSING COVENANTS

10.1 **Notice of Transfer of Interest**. Promptly following the Closing, the Buyer shall prepare and file with the BLM, at its sole expense, a Notice of Transfer of Interest by which it notifies the BLM of its acquisition of the Claims.

10.2 **Transfer Taxes and Other Fees**. Any transfer taxes, sales tax, stamp duty or similar costs or fees relating to the sale of the Claims shall be borne by the Buyer. In addition, all recording fees and costs, survey costs, costs of title opinions, title commitment and title insurance fees and premiums incurred in connection with the sale of those assets shall be borne by the Buyer. The Buyer also agrees to timely pay all recording fees required by N.R.S. sec. 517.230 for the Claims (including those required under Section 47 of Assembly Bill No. 6, enacted on February 28, 2010, which must be paid on or before June 1, 2011).

10.3 **Recording**. Promptly following the Closing, the Buyer shall, at its sole expense, record the Conveyance Documents in the appropriate county Clerk and Recorder's offices, and provide the appropriate Seller with a copy of each recorded Conveyance Document.

11. MISCELLANEOUS

11.1 **Costs**. Except as otherwise expressly provided in this Agreement, all legal, tax and other costs and expenses incurred in connection with the preparation of this Agreement and the consummation of the Transaction shall be paid by the Party incurring such expenses.

11.2 **Notice**. All notices, requests, demands or other communications by the Parties required or permitted to be given by one Party to the other shall be given in writing by personal delivery, telecopy or by registered or certified mail, postage prepaid, addressed, telecopied or delivered to such other Party as follows:

(a) the Sellers:

1055 West Hastings Street, Suite 1650
Vancouver, British Columbia V6E 2E9

Attention: President and Chief Executive Officer
Telecopier Number: 604-632-4678

(b) BVI or the Buyer:

36 Toronto Street, Suite 1000
Toronto, Ontario M5C 2C5

Attention: President and Chief Executive Officer
Telecopier Number: 416-350-3510

or at such other address or telecopier number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, if personally delivered, on the date telecopied (with receipt confirmed) if telecopied and transmitted at or prior to 5:00 p.m. local time and, if not, on the next Business Day, and if mailed, on the date received as certified.

11.3 **Further Assurances**. The Parties shall sign such other papers, cause such meetings to be held, resolutions passed and by-laws enacted and exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part hereof.

11.4 **Laws**. This Agreement shall be governed by the Laws of the Province of British Columbia and the federal laws of Canada applicable therein.

11.5 **Time of the Essence**. Time shall be of the essence of this Agreement and of every part hereof and no extension nor variation of this Agreement shall operate as a waiver of this provision.

11.6 **Entire Agreement**. This Agreement together with the closing documents constitutes the entire agreement among the Parties with respect to all of the matters herein. This Agreement supersedes any and all agreements, understandings and representations made among the Parties prior to the date hereof. This Agreement shall not be amended except by a memorandum in writing signed by the Parties and any amendment hereof shall be null and void and shall not be binding upon either Party which has not given its consent as aforesaid.

11.7 **Assignment**. No Party may assign this Agreement or any part hereof without the prior written consent of the other Party, which such consent may not be unreasonably withheld or delayed; provided, however, that following the Closing, either Seller may convey all or any portion of the NSR to any third party at any time without obtaining any such consent. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective administrators, legal representatives, successors and assigns, but no other Person; provided, however, that the indemnity obligations provided herein shall not be assignable without the consent of the non-assigning party.

11.8 **Invalidity**. In the event that any of the covenants, representations and warranties or any portion of them contained in this Agreement are unenforceable or are declared invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining terms or portions thereof contained in this Agreement and such unenforceable or invalid, covenant, representation and warranty or covenant or portion thereof shall be severable from the remainder of this Agreement.

11.9 **Counterpart**. This Agreement may be executed in several counterparts, by original or telefacsimile signature, each of which so executed shall be deemed to be an original and such counterparts when taken together shall constitute one and the same original agreement which shall be binding on the Parties hereto.

11.10 **Confidentiality**. Through the Closing Date, the Parties shall keep confidential all data and information respecting this Agreement and the Claims and shall refrain from using it other than for the activities contemplated hereunder or publicly disclosing it unless required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the consent of the other party, such consent not to be unreasonably withheld or delayed. Subject to the foregoing requirement, neither Party shall make or issue a press release or other public statement regarding the Claims, or the activities of the Parties and the Claims with respect thereto, without having given the other Party, to the extent practicable, two days' prior written notice of the text of the proposed release or statement, and the opportunity to comment on the same. If the other party from whom such comment is requested has not provided any comments within two days of receiving such request, such other Party shall be deemed to have waived its right to review the press release or public statement forming the subject matter of such request.

11.11 **Remedies**. If a Party hereto improperly fails to perform any of its obligations hereunder the other Party shall be entitled to all remedies available to it under this Agreement, at law in equity or otherwise, expressly including without limitation, specific performance. The exercise by a Party of any particular remedies shall not preclude the Party from seeking, exercising or invoking any other remedy available to it. The aforementioned remedies are cumulative and not mutually exclusive or dependent upon each other.

11.12 **Termination of this Agreement**. This Agreement may be abandoned and terminated prior to the Closing by the mutual consent of the Parties; and/or by either Party if Closing has not take place on or before the Closing Date.

11.13 **Attorneys' Fees**. In the event of any controversy, claim, or dispute between the Parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing Party shall be entitled to recover from the losing Party reasonable expenses, attorneys' fees, and costs

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

BRIDGEPORT VENTURES INC.

Per: [signature]
Name: SHASTRI RAMNATH
Title: PRESIDENT & CEO

BPV USA INC. [to be renamed Bridgeport Gold Inc.]

Per: [signature]
Name: SHASTRI RAMNATH
Title: PRESIDENT & CEO

FRONTEER DEVELOPMENT (USA) INC.

Per: ______________________________
Name:
Title:

NEVADA EAGLE RESOURCES LLC

Per: ______________________________
Name:
Title:

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date and year first above written.

BRIDGEPORT VENTURES INC.

Per: ______________________________

Name:

Title:

BPV USA INC. [to be renamed Bridgeport Gold Inc.]

Per: ______________________________

Name:

Title:

FRONTEER DEVELOPMENT (USA) INC.

Per: [signature]

Name: Judd Merrill

Title: Corporate Secretary

NEVADA EAGLE RESOURCES LLC

Per: [signature]

Name: Judd Merrill

Title: Corporate Secretary of Fronteer Development (USA) Inc., Manager

SCHEDULE "A-1"

Description of Claims

Argentite Project
Esmeralda County, Nevada

Total Claims: 8

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT	FILED BLM	BLM SERIAL NO.
SP 11	01/Sep/2007						NMC970595
MARTY 1	01/Sep/2007						NMC970596
MARTY 2	01/Sep/2007						NMC970597
MARTY 3	01/Sep/2007						NMC970598
MARTY 4	01/Sep/2007						NMC970599
MARTY 5	01/Sep/2007						NMC970600
MARTY 6	01/Sep/2007						NMC970601
MARTY 7	01/Sep/2007						NMC970602

Ashby Project
Mineral County, Nevada

Total Claims: 3

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO.
LAZY 1	02/Sep/2003						NMC854199
LAZY 2	02/Sep/2003						NMC854200
LAZY 3	04/Nov/2003						NMC854201

Black Rock Project
Lyon County, Nevada

Total Claims: 12

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO.
NORTH COMO 1	17/Sep/1999	02/Nov/1999			240898	28/Oct/1999	NMC808099
NORTH COMO 2	17/Sep/1999	02/Nov/1999			240899	28/Oct/1999	NMC808100
NORTH COMO 3	20/Oct/1999	02/Nov/1999			240900	28/Oct/1999	NMC808101
NORTH COMO 4	20/Oct/1999	02/Nov/1999			240901	28/Oct/1999	NMC808102
NORTH COMO 5	20/Oct/1999	02/Nov/1999			240902	28/Oct/1999	NMC808103
NORTH COMO 6	20/Oct/1999	02/Nov/1999			240903	28/Oct/1999	NMC808104
NORTH COMO 7	20/Oct/1999	02/Nov/1999			240904	28/Oct/1999	NMC808105

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
NORTH COMO 8	20/Oct/1999	02/Nov/1999			240905	28/Oct/1999	NMC808106
NORTH COMO 9	20/Oct/1999	02/Nov/1999			240906	28/Oct/1999	NMC808107
NORTH COMO 10	20/Oct/1999	02/Nov/1999			240907	28/Oct/1999	NMC808108
NORTH COMO 11	20/Oct/1999	02/Nov/1999			240908	28/Oct/1999	NMC808109
NORTH COMO 12	20/Oct/1999	02/Nov/1999			240909	28/Oct/1999	NMC808110

Columbia Project
Humboldt County, Nevada

Total Claims: 8

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
COLUMBIA 31	30/Oct/2004						NMC888009
COLUMBIA 33	30/Oct/2004						NMC888010
COLUMBIA 32	30/Oct/2004						NMC888011
COLUMBIA 35	30/Oct/2004						NMC888012
GWENDOLYNN 11	30/Oct/2004						NMC888013
GWENDOLYNN 13	30/Oct/2004						NMC888014
GWENDOLYNN 12	30/Oct/2004						NMC888015
GWENDOLYNN 14	30/Oct/2004						NMC888016

East Walker Project
Lyon County, Nevada

Total Claims: 4

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
TUTTLEDOM-1	23/Oct/2007						NMC977154
TUTTLEDOM-2	23/Oct/2007						NMC977155
TUTTLEDOM-3	23/Oct/2007						NMC977156
TUTTLEDOM-4	23/Oct/2007						NMC977157

Fri Gold Project
Nye County, Nevada

Total Claims: 28

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO.
WIND 5	25/Mar/2005						NMC900050
WIND 6	25/Mar/2005						NMC900051
WIND 7	25/Mar/2005						NMC900052
WIND 8	25/Mar/2005						NMC900053
WIND 9	25/Mar/2005						NMC900054
WIND 10	25/Mar/2005						NMC900055
WIND 11	25/Mar/2005						NMC900056
WIND 12	25/Mar/2005						NMC900057
WIND 13	25/Mar/2005						NMC900058
WIND 14	25/Mar/2005						NMC900059
WIND 15	25/Mar/2005						NMC900060
WIND 16	25/Mar/2005						NMC900061
WIND 18	25/Mar/2005						NMC900063
WIND 20	25/Mar/2005						NMC900065
FLY# 6	12/Jul/2005						NMC907612
FLY# 8	12/Jul/2005						NMC907614
FLY# 10	12/Jul/2005						NMC907616
FLY# 12	12/Jul/2005						NMC907618
FLY# 17	12/Jul/2005						NMC907623
FLY# 19	12/Jul/2005						NMC907625
FLY# 21	12/Jul/2005						NMC907627
FLY# 22	12/Jul/2005						NMC907628
FLY# 23	12/Jul/2005						NMC907629
FLY# 24	12/Jul/2005						NMC907630
FLY# 25	23/Aug/2005						NMC907631
FLY# 26	23/Aug/2005						NMC907632
FLY# 27	23/Aug/2005						NMC907633
FLY# 28	23/Aug/2005						NMC907634

Horsthief Project
Lincoln, Nevada

Total Claims: 18

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO.
HT 3	08/Sep/2007						NMC970603
HT 4	08/Sep/2007						NMC970604
HT 5	08/Sep/2007						NMC970605

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
HT 6	08/Sep/2007						NMC970606
HT 7	08/Sep/2007						NMC970607
HT 8	08/Sep/2007						NMC970608
HT 9	08/Sep/2007						NMC970609
HT 10	08/Sep/2007						NMC970610
HT 11	08/Sep/2007						NMC970611
HT 12	08/Sep/2007						NMC970612
HT 13	08/Sep/2007						NMC970613
HT 14	08/Sep/2007						NMC970614
HT 15	08/Sep/2007						NMC970615
HT 16	08/Sep/2007						NMC970616
HT 17	08/Sep/2007						NMC970617
HT 18	08/Sep/2007						NMC970618
HT 19	08/Sep/2007						NMC970619
HT 20	08/Sep/2007						NMC970620

Hot Pot Project
Humboldt County, Nevada

Total Claims: 36

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
HP 1	11/Jan/2010						NMC1022114
HP 2	11/Jan/2010						NMC1022115
HP 3	11/Jan/2010						NMC1022116
HP 4	11/Jan/2010						NMC1022117
HP 5	11/Jan/2010						NMC1022118
HP 6	11/Jan/2010						NMC1022119
HP 7	11/Jan/2010						NMC1022120
HP 8	11/Jan/2010						NMC1022121
HP 9	11/Jan/2010						NMC1022122
HP 10	11/Jan/2010						NMC1022123
HP 11	11/Jan/2010						NMC1022124
HP 12	11/Jan/2010						NMC1022125
HP 13	11/Jan/2010						NMC1022126
HP 14	11/Jan/2010						NMC1022127
HP 15	11/Jan/2010						NMC1022128
HP 16	11/Jan/2010						NMC1022129
HP 17	11/Jan/2010						NMC1022130
HP 18	11/Jan/2010						NMC1022131
HP 19	11/Jan/2010						NMC1022132
HP 20	11/Jan/2010						NMC1022133
HP 21	11/Jan/2010						NMC1022134
HP 22	11/Jan/2010						NMC1022135

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
HP 23	11/Jan/2010						NMC1022136
HP 24	11/Jan/2010						NMC1022137
HP 25	11/Jan/2010						NMC1022138
HP 26	11/Jan/2010						NMC1022139
HP 27	11/Jan/2010						NMC1022140
HP 28	11/Jan/2010						NMC1022141
HP 29	11/Jan/2010						NMC1022142
HP 30	11/Jan/2010						NMC1022143
HP 31	11/Jan/2010						NMC1022144
HP 32	11/Jan/2010						NMC1022145
HP 33	11/Jan/2010						NMC1022146
HP 34	11/Jan/2010						NMC1022147
HP 35	11/Jan/2010						NMC1022148
HP 36	11/Jan/2010						NMC1022149

Kobeh Project
Eureka County, Nevada

Total Claims: 37

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT_ NO.	FILED BLM	BLM SERIAL NO.
KOBEH1337	24/Jan/2003						NMC847186
KOBEH1338	24/Jan/2003						NMC847187
KOBEH1339	24/Jan/2003						NMC847188
KOBEH1437	24/Jan/2003						NMC847189
KOBEH1438	24/Jan/2003						NMC847190
KOBEH1439	24/Jan/2003						NMC847191
KOBEH1534	24/Jan/2003						NMC847192
KOBEH1535	24/Jan/2003						NMC847193
KOBEH1536	24/Jan/2003						NMC847194
KOBEH1537	24/Jan/2003						NMC847195
KOBEH1538	24/Jan/2003						NMC847196
KOBEH1539	24/Jan/2003						NMC847197
KOBEH1634	24/Jan/2003						NMC847198
KOBEH1635	24/Jan/2003						NMC847199
KOBEH1636	24/Jan/2003						NMC847200
KOBEH1637	24/Jan/2003						NMC847201
KOBEH1638	24/Jan/2003						NMC847202
KOBEH1639	24/Jan/2003						NMC847203
KOBEH1730	24/Jan/2003						NMC847204
KOBEH1731	24/Jan/2003						NMC847205
KOBEH1732	24/Jan/2003						NMC847206
KOBEH1733	24/Jan/2003						NMC847207
KOBEH1734	24/Jan/2003						NMC847208

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO.
KOBEH1735	24/Jan/2003						NMC847209
KOBEH1736	24/Jan/2003						NMC847210
KOBEH1737	24/Jan/2003						NMC847211
KOBEH1834	24/Jan/2003						NMC847212
KOBEH1835	24/Jan/2003						NMC847213
KOBEH1836	24/Jan/2003						NMC847214
KOBEH1934	24/Jan/2003						NMC847215
KOBEH1935	24/Jan/2003						NMC847216
KOBEH2034	24/Jan/2003						NMC847217
KOBEH2035	24/Jan/2003						NMC847218
KOBEH1726	13/May/2004						NMC869620
KOBEH1727	13/May/2004						NMC869621
KOBEH1728	13/May/2004						NMC869622
KOBEH1729	13/May/2004						NMC869623

SCHEDULE A-2

Bellview Project
White Pine County, Nevada

Bellview Lease Claims
TOWNSHIP 26 NORTH, RANGE 56 EAST, SECTION 35
TOWNSHIP 25 NORTH, RANGE 56 EAST, SECTION 1, 2

Total Claims: 10

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO. (NMC)
ZILLICH # 1	4/24/1992	6/15/1992	199	1	278877	7/10/1992	653237
ZILLICH # 2	4/24/1992	6/15/1992	199	2	278878	7/10/1992	653238
ZILLICH # 3	4/24/1992	6/15/1992	199	3	278879	7/10/1992	653239
MATNEY # 1	4/24/1992	6/15/1992	199	20	278890	7/10/1992	653256
MATNEY # 2	4/24/1992	6/15/1992	199	21	278897	7/10/2992	653257
BEE # 9	4/24/1992	6/15/1992	199	32	278908	7/10/1992	653268
ANN	4/26/1992	6/15/1992	199	42	278918	7/10/1992	653278
THOR	4/24/1992	6/15/1992	199	43	278919	7/10/1992	653279
BEE #14	4/26/1992	6/15/1992	199	37	278913	7/10/1992	653273
PAUL	5/18/2004		39	122		6/22/2004	870935

SCHEDULE A-3

Bellview Project
White Pine County, Nevada

Bellview Project Claims
TOWNSHIP 25 NORTH, RANGE 56 EAST, SECTION 1, 2, 11, 12
TOWNSHIP 25 NORTH, RANGE 57 EAST, SECTIONS 6, 7

Total Claims: 43

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO. (NMC)
CS-1	12/03/1999		310	167	307675	2/3/2000	813108
CS-2	12/03/1999		310	169	307677	2/3/2000	813109
CS-3	12/03/1999		310	168	307676	2/3/2000	813110
CS-4	12/03/1999		310	170	307678	2/3/2000	813111
CS-5	12/03/1999		310	171	307679	2/3/2000	813112
CS-6	12/03/1999		310	172	307680	2/3/2000	813113
CS-7	12/03/1999		310	173	307681	2/3/2000	813114
CS-8	12/03/1999		310	174	307682	2/3/2000	813115
CS-9	12/03/1999		310	175	307683	2/3/2000	813116
CS-10	12/01/1999		310	176	307684	2/3/2000	813117
CS-11	12/01/1999		310	177	307685	2/3/2000	813118
CS-12	12/01/1999		310	178	307686	2/3/2000	813119
CS-13	12/01/1999		310	179	307687	2/3/2000	813120
CS-14	12/01/1999		310	180	307688	2/3/2000	813121
CS-15	12/01/1999		310	181	307689	2/3/2000	813122
CS-16	12/01/1999		310	182	307690	2/3/2000	813123
CS-17	12/01/1999		310	183	307691	2/3/2000	813124
CS-18	12/01/1999		310	184	307692	2/3/2000	813125
CS-19	12/01/1999		310	185	307693	2/3/2000	813126
CS-20	12/01/1999		310	186	307694	2/3/2000	813127
CS-21	12/01/1999		310	187	307695	2/3/2000	813128
CS-22	12/01/1999		310	188	307696	2/3/2000	813129
CS-23	12/01/1999		310	189	307697	2/3/2000	813130
CS-24	12/01/1999		310	190	307698	2/3/2000	813131
CS-25	12/01/1999		310	191	307699	2/3/2000	813132
CS-26	12/01/1999		310	192	307700	2/3/2000	813133
CS-27	12/02/1999		310	193	307701	2/3/2000	813134
CS-29	12/02/1999		310	194	307702	2/3/2000	813135
CS-31	12/02/1999		310	195	307703	2/3/2000	813136
CS-33	12/02/1999		310	196	307704	2/3/2000	813137
CS-35	12/02/1999		310	197	307705	2/3/2000	813138
CS-37	12/02/1999		310	198	307706	2/3/2000	813139
CS-39	12/02/1999		310	199	307707	2/3/2000	813140
CS-41	12/02/1999		310	200	307708	2/3/2000	813141

CLAIM NAME	LOCATION DATE	RECORDED COUNTY	BOOK	PAGE	DOCUMENT NO.	FILED BLM	BLM SERIAL NO. (NMC)
CS-43	12/02/1999		310	200-A	307709	2/3/2000	813142
CS-100	05/15/2004		390	493	321774	7/23/2004	872628
CS-101	05/15/2004		390	494	321775	7/23/2004	872629
CS-102	05/15/2004		390	495	321776	7/23/2004	872630
CS-103	05/15/2004		390	496	321777	7/23/2004	872631
CS-104	05/15/2004		390	497	321778	7/23/2004	872632
CS-105	05/15/2004		390	498	321779	7/23/2004	872633
CS-106	05/15/2004		390	499	321780	7/23/2004	872634
CS-107	05/15/2004		390	500	321781	7/23/2004	872635

SCHEDULE "B"

NSR Provisions

1. The NSR royalty will be calculated and paid to the payee (the "**Payee**"), its successors and assigns, by the payor (the "**Payor**"), its successors and assigns, in accordance with the terms of this Schedule "B." on the Claims as set forth in Schedule "A". It is understood and agreed that the NSR royalty shall not attach to any interest in the claims that are the subject matter of the Bellview Lease that the Buyer may subsequently acquire, which interest is not covered by the Belleview Lease.

2. The NSR will be calculated on a calendar monthly basis and will, subject to paragraph 8, be equal to Gross Revenue less Permissible Deductions for such month. If, with respect to any of the Claims, the aggregate amount of the NSR and any other net smelter return royalties payable thereon and existing as of the Effective Date shall exceed 3%, the NSR payable to the Payee pursuant to the terms hereof shall be reduced from 2% so that the maximum aggregate amount of the NSR and any other net smelter return royalties payable with respect to the said Claims and existing as of the Effective Date shall not exceed 3%. For example purposes only and without limitation, if certain of the Claims shall be subject to an existing 2.25% net smelter return royalty, the NSR payable hereunder shall be reduced to 0.75%.

3. The following words will have the following meanings:

   (a) **"Gross Revenue"** means the aggregate of the following amounts received in each monthly period:

      (i) the revenue received by the Payor from arm's length purchasers of all Valuable Minerals and mineral products derived therefrom;

      (ii) the fair market value of all mineral products sold by the Payor in such month to Persons not dealing at arm's length with the Payor; and

      (iii) any proceeds of insurance on Valuable Minerals and mineral products derived therefrom.

   For purposes of calculating Gross Revenue in the event Payor elects not to sell any portion of any gold or silver derived from the Claims but instead elects to have the final product of any such gold or silver credited to or held for its account with any smelter, refiner or broker, such gold or silver shall be deemed to have been sold at the Quoted Price (as defined below) on the day such gold or silver is actually credited to or placed in Payor's account. For gold, the term "Quoted Price" shall mean the price per ounce of gold as quoted on the London P.M. gold fixing (or A.M. fixing if there is no P.M. fixing on that day) as published in the Financial Times (or any

mutually agreeable substitute source if the information is not available from the Financial Times), on the date of final settlement from the smelter, refinery or other buyer of the gold on which the NSR is to be paid. For silver, the term "Quoted Price" shall mean the price per ounce of silver as quoted on the London fixing for silver as published in the Financial Times (or any mutually agreeable substitute source if the information is not available from the Financial Times on the date of final settlement from the smelter, refinery or other buyer of silver on which the NSR is to be paid.

(b) **"Permissible Deductions"** means the aggregate of the following charges (to the extent that they are not deducted by any purchaser in computing payment) that are paid in each monthly period:

(i) sales charges levied by any sales agent on the sale of mineral products;

(ii) transportation costs for mineral products from the Claims to the place of treatment and thence to the place of delivery of mineral products to a purchaser thereof including shipping, freight, handling and forwarding expenses;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with refinement or beneficiation of mineral products after leaving the property, including all weighing, sampling, assaying and representation costs, metal losses, any umpire charges and any penalties charged by the processor, refinery or smelter; and

(iv) all insurance costs on mineral products;

provided that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length as that term is defined in the *Income Tax Act* (Canada)), as amended, such cost or expense may be deducted, but only as to the lesser of the actual cost incurred by the Payor or the fair market value thereof, calculated at the time of such transaction and under all the circumstances thereof.

4. The obligation to pay the NSR shall accrue upon the the outturn of refined metals on which the NSR is payable to Payor's account or the sooner sale of unrefined metals, dore, concentrates, ores or other Valuable Minerals. The NSR will be calculated and paid within 30 days after the end of each calendar month. Smelter settlement sheets, if any, and a statement setting forth Gross Revenue and Permissible Deduction calculations in sufficient detail to show the payment's derivation (the "**Statement**") must be submitted with the payment. In the event any NSR payment is not made within the time provided in this paragraph 4, Payee may give Payor notice in writing of such default, and unless within ten

days after receipt of such notice Payee shall have received such payment, Payor shall pay interest on the delinquent payment at the rate of twelve percent (12%) per annum, which shall accrue from the day the delinquent payment was due to the date of payment of the required NSR payment and accrued interest.

5. If final amounts required for the calculation of the NSR are not available within the time period referred to in section 4 of this Schedule "B," then provisional amounts will be established and the NSR paid on the basis of this provisional calculation. Positive or negative adjustments will be made to the NSR payment of the succeeding month.

6. All NSR payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto, unless the Payee delivers to the Payor a written notice (the "**Objection Notice**") describing and setting forth either (a) a specific objection to the calculation thereof, or (b) a desire to conduct an audit, within 90 days after receipt by the Payee of the Statement. If the Payee provides such an Objection Notice as herein provided, the Payee will, for a period of 90 days after the Payor's receipt of such Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor's accounts and records relating to the calculation of the NSR in question audited by the auditors or other representatives of the Payee. If such audit determines that there has been a deficiency or an excess in any NSR payment made to the Payee, such deficiency or excess will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee will pay all the costs and expenses of such audit unless a deficiency of 2-1/2% percent or more of the amount due is determined to exist. The Payor will pay the costs and expenses of such audit if a deficiency of 2-1/2% or more of the amount due is determined to exist. All books and records used and kept by the Payor to calculate the NSR due hereunder will be kept in accordance with Canadian generally accepted accounting principles. Failure on the part of the Payee to make claim against the Payor for adjustment in such 90 day period by delivery of an Objection Notice will conclusively establish the correctness and sufficiency of the Statement and NSR payments for such month.

7. At the election of the Payee made in writing at least 90 days prior to the first payment on account of the NSR (which election may not be rescinded without the consent of the Payor), the Payee may elect to receive the NSR in kind, provided that any extra costs or expenses incurred by the Payor as a result of such election and payment of the NSR in kind will be for the account of the Payee and will be due on demand.

8. Payor shall require any third party to whom Payor conveys any interest in the Claims (other than a lender) to assume in writing the obligation to pay the NSR in accordance with the terms and conditions set forth herein.

9. Payee may assign or convey its rights to all or any part of the NSR to any third party. Notwithstanding that more than one person or entity may in future

comprise the Payee, the Payor will not be or become liable to make payments in respect of the NSR to, or to otherwise deal in respect of this Agreement with, more than one person. If the interests of the Payee hereunder is at any time owned by more than one person, such persons will, as a condition of receiving payment hereunder, nominate one person to act as agent and common trustee for receipt of monies payable hereunder and to otherwise deal with the Payor in respect of such interests (including, without limitation, the giving of notice to take or cease taking in kind) and no Payees will be entitled to administer or enforce any provisions of this Agreement except through such agent and trustee. In such events, the Payor will, after receipt of notice respecting the nomination of such agent and trustee, thereafter make and be entitled to make payments due hereunder in respect of the NSR to such agent and trustee and to otherwise deal with such agent and trustee as if it were the sole holder of the NSR hereunder.

10. Subject at all times to the workplace health and safety rules of the Payor, either Payee, or its authorized agents or representatives, on not less than five (5) days' notice to Payor, may enter upon the Claims for the purpose of inspecting the Claims, all improvements thereto and operations thereon provided that if any mill is not owned by the Payor, the Payee shall only have the same rights of access as are enjoyed by the Payor. Any such entry or inspection shall be at the risk and expense of the party conducting the investigation (although the Payor shall not be excused from liability for its negligence or misconduct), and may not unreasonably hinder operations on the Claims. The Payee shall defend, indemnify the Payor against, and hold the Payor harmless from, any damage, claim or demand and all expenses related thereto (including reasonable attorneys' fees) arising by reason of any injury to any person or property caused by their exercise of their rights in this paragraph 10, except to the extent such damage, claim or demand is caused by negligence or misconduct on the part of the Payor.

11. The Payor may not stockpile, store or place Valuable Minerals off of the Claims unless the Payor has first secured from the property owner where such stockpiling, storage or placement is to occur a written agreement, in recordable form, that provides that the Payee's right to the NSR on such Claims shall be preserved. Such agreement shall provide that (a) the Payee's rights to the NSR shall continue in full force and effect with respect to Valuable Minerals from the Claims; (b) the Payee's rights in and to the Valuable Minerals shall be the same as if the Valuable Minerals were situated on the Claims; (c) the Payee's rights to the Valuable Minerals contained within the stockpiled material shall take precedence over the rights of the property owner (and/or of such property owner's creditors) to the stockpiled material; and (d) the "stockpiling" agreement referred to in this paragraph 11 shall be irrevocable as long as the Valuable Minerals from the Claims, or any part thereof, remain on property which is not part of the Claims.

12. All tailing, residues, waste rock, spoiled leach materials, and other materials (collectively "**Materials**") resulting from the Payor's operations and activities on

the Claims shall be the sole property of the Payor, but shall remain subject to the obligation to pay the NSR should the same be processed or reprocessed, as the case may be, in the future and result in the production of Valuable Minerals. Notwithstanding the foregoing, the Payor shall have the right to dispose of Materials from any Claims, whether on or off of the Claims, and to commingle the same with Materials from other properties. In the event Materials are processed or reprocessed, as the case may be, the NSR applicable thereto shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

13. All of the covenants, conditions, and terms of this Schedule B shall (a) run as a covenant with the Claims and the ground covered thereby (including any interest derived from the federal government in the event of amendment or repeal of the General Mining Law of 1872) provided always that the NSR shall cease to apply to any Claims that are abandoned by the Payor or transferred to the Payee in accordance with the terms of this Schedule "B", and (b) bind and inure to the benefit of the parties and their respective successors and assigns (including any third party who acquires any interest in the Claims). The NSR shall attach to any amendments, relocations or conversions of any of the Claims, or any real property interests which replace the Claims which are created by amendments to federal or state mining laws.

14. Time is of the essence with respect to the NSR and this Schedule B.

15. In the event a court of competent jurisdiction determines that the term or any other provision of this Schedule B violates the statutory or common law Rule Against Perpetuities, then the term of this Schedule B shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, or such other provision shall automatically be revised and reformed as necessary to comply with the Rule Against Perpetuities, and this Schedule B shall not be terminated solely as a result of a violation of the Rule Against Perpetuities.

16. If at any time within twenty years after the Effective Date the Payor intends to abandon any of the Claims, the Payor shall provide prior written notice of such intention to the Payee, and the Payee shall have a period of sixty days after receipt of such notice to decide whether it wished to acquire those Claims from the Payor. If it does desire to acquire those Claims from the Payor, the Payee shall notify the Payor on or prior to the last day of that 60-day period, and the Payor shall then be obligated to quitclaim the Claims to the Payee. During that 60-day period, the Payor shall provide the Payee with reasonable access to its data and information concerning title to and environmental conditions at the Claims for purposes of due diligence. Failing the provision of notice by the Payee to the Payor of its desire to acquire the Claims, the Payor shall have full right to abandon the applicable Claims. For greater certainty and without limitation, from and after the said twenty years after the Effective Date, the Payor shall have full right to abandon all or part of the Claims.

SCHEDULE "C"

Sellers' Disclosure Schedule

1. The Claims at the Kobeh Project are subject to a 2% net smelter returns royalty payable to Doug Bowden, pursuant to that Quitclaim Deed and Royalty Agreement between Mr. and Mrs. Doug Bowden and Nevada Eagle Resources LLC dated August 13, 2010.

2. The Claims at the Hot Pot Project are subject to a 1% net smelter returns royalty payable to Genesis Gold Corporation pursuant to that letter agreement between Genesis Gold Corporation and Gryphon Gold Corporation dated February 16, 2010.

3. There is a production royalty payable to the lessors under the Bellview Lease.

4. The Bellview Project Claims and the Bellview Lease Claims are subject to a production royalty of up to 3% of net smelter returns payable to Fronteer Royalty LLC which will be terminated as of the Closing Date.

5. The Claims at the East Walker Project may partially overlap on to the East Walker scenic area.

6. The lessors under the Bellview Lease purport to own an undivided 50% interest in the Bellview Lease Claims; ownership of those Bellview Lease Claims may be subject to claims by the owner of the other 50% interest, and operations on the Bellview Claims are subject to constraints that may be imposed by the fact that the Bellview Lease does not cover a 100% interest in the Bellview Lease Claims.